SYMPOSIUM CORPORATION

                              EMPLOYMENT AGREEMENT



        This Employment Agreement (this "AGREEMENT") is made and entered into as of August 20, 1999, by and between Symposium Corporation, a Delaware corporation (the "COMPANY"), and Polly A. Bauer ("EMPLOYEE").

1.   ENGAGEMENT AND RESPONSIBILITIES

     1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee and Employee hereby accepts such employment. The Company may give Employee the position of an officer with the Company or the position of president of SCC. The Company agrees that if the Employee is assigned to work as president of SCC, the Company shall remain obligated to fulfill all of the obligations owed to Employee, specifically including, but not limited to, the obligations to pay the Compensation and Benefits and the Severance Compensation provided for in Sections 3 and 5 of this Agreement.

     1.2 From and after the Full Time Effective Date, Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. Employee's duties and responsibilities shall be those incident to those which are normally and customarily vested in the president of a division or subsidiary of a corporation. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board, the Chief Executive Officer or the Chief Operating Officer of the Company shall from time to time reasonably direct which are not inconsistent with Employee's position described in Section 1.1. Prior to the Full Time Effective Date, Employee shall be obligated to work on a part-time basis at mutually agreeable times.

     1.3 The Company acknowledges that Employee resides in New Port Richey, Florida, and that the Company presently intends that Employee will perform services pursuant to this Agreement primarily from Clearwater, Florida except for ordinary business travel. If Employee is requested to permanently relocate as a condition to continuing employment with the Company, such requirement shall be approved by the Board and, if Employee does so relocate, the Company shall reimburse Employee for: (a) reasonable broker's commissions for the sale of her home; (b) up to four months' rent in Employee's new location for temporary housing; (c) the actual reasonable cost of moving personal possessions, including household goods and automobiles; and (d) the cost of travel and lodging for up to two house-hunting trips for Employee and her spouse/significant other prior to the date of relocation; and (e) normal and customary closing costs associated with the purchase of a new home at the new location, including reasonable legal fees, stamp taxes, inspections, title insurance, engineering survey, and loan application fees in connection with obtaining a loan to finance the purchase of the new residence.


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     1.4 Prior to this Agreement, Employee has committed to certain public speaking engagements for dates after this Agreement, as identified in Exhibit A to this Agreement. The Company agrees that Employee may complete those engagements and retain the fees for those engagements. Thereafter, fees for public speaking engagements relating to exception management or any business of the Company Group, as it may from time to time be conducted, shall be paid to the Company. Employee may, however, complete public speaking engagements on her own time on matters not pertaining to the business of the Company Group and retain the fees from such engagements provided that Employee handles such activities in a professional manner so that they do not interfere with her duties under this Agreement.

2.   DEFINITIONS

     "BENEFITS TERMINATION DATE" shall mean: (i) September 20, 2001, if Date of Termination is on or prior to March 20, 2001; and (ii) six months after the Date of Termination, if the Date of Termination is after March 20, 2001.

     "BOARD" shall mean the Board of Directors of the Company.

     "COMPANY GROUP" shall mean the Company and each Person that the Company directly or indirectly Controls, is Controlled by, or is under common Control with.

     "CONTROL" shall mean, with respect to any Person, (a) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (b) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

     "DISABILITY," with respect to Employee, shall mean that, for physical or mental reasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for 60 consecutive days, or 90 days during any one six month period. Employee agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether Employee shall have suffered a disability and Employee hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure.

     "DATE OF TERMINATION" shall have the meaning set forth in Section 4 of this Agreement.

     "FOR CAUSE" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

          (a) Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Section 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

          (b) Employee commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company Group; or


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          (c) Employee is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

          (d) Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to any member of the Company Group of a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

          (e) Employee commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee's position as a senior or executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement.

     "FULL TIME EFFECTIVE DATE" shall mean September 20, 1999.

     "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

     "SCC" shall mean the division or subsidiary established by the Company under the name "Symposium Credit Corporation" or such other name selected by the Company which will engage principally in the provision of consulting services in the area of "exception management" for electronic transaction processing, including chargeback analysis and fraud protection, and such other businesses as may from time to time be approved by the Company.

3.   COMPENSATION AND BENEFITS

     Prior to the Full Time Effective Date, the Company shall pay to Employee a weekly salary of $100, and Employee shall be entitled to no other benefits. From the Full Time Effective Date until the Date of Termination, Employee shall receive the compensation and benefits set forth in this Section 3.

     3.1 SALARY. The Company shall pay to Employee salary at an annual rate of $200,000, increased annually (as of each September 30, commencing September 30,
2000) by 5%. The salary shall be payable in installments in the same manner and at the same times the Company pays salaries to other executive officers of the Company, but in no event less frequently than equal monthly installments.

     3.2 BONUS. Provided that Employee has not terminated her employment (or given notice of termination of her employment) prior to December 1, 1999, the Company shall pay to Employee a bonus of $38,000 on December 1, 1999. For each year, commencing with the year ending December 31, 2000, Employee shall be entitled to a bonus equal to 10% of the "Net Consulting Income" of SCC for the year. The "NET CONSULTING INCOME" of SCC for any year shall mean: (i) the gross revenues actually received by the Company during the year from consulting services provided by SCC, excluding revenues from the Company or subsidiaries of the Company; LESS (ii) the following payments or expenses of SCC during such year: (A) the salary and benefits cost of Employee for such year: (ii) all compensation, including benefits cost, paid to or on behalf of employees of SCC;
(iii) all other operating expenses of SCC, including without limitation leasehold expenses for offices of SCC, supplies and travel and entertainment costs; and (iv) at such time as


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SCC has more than three employees or engages in any business other than the provision of consulting services, an annual amount determined in good faith by the Company, after consultation with Employee, as SCC's reasonable and fair share of general and administrative expenses of the Company.

     The foregoing is not intended to prevent or limit the Company form paying Employee a bonus in addition to that being paid under this Section 3.2. The Company shall be entitled to pay Employee an additional bonus and the Employee shall be entitled to accept such a bonus.

     3.3 EXPENSE REIMBURSEMENT. Employee shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses that Employee incurs in connection with the performance of Employee's duties and obligations under this Agreement in a manner consistent with the Company's practices and policies therefor. Without limiting the foregoing, Employee shall be entitled to reimbursement from the Company for the reasonable costs of registering, traveling to and from, and attending continuing education courses required in order for Employee to maintain her licenses.

     3.4 EMPLOYEE BENEFIT PLANS. Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans that the Company makes available to its employees generally.

     3.5 VACATION. Employee shall be entitled to four weeks paid vacation, which shall accrue in accordance with the Company's standard vacation accrual policy. As of September 20, 1999, one week of the first year's vacation shall be deemed accrued.

     3.6 DISABILITY. If Employee shall suffer a Disability and shall receive payments as a result of such Disability under any disability plan maintained by the Company or from any government agency, the Company shall be entitled to deduct the amount of such payments received from salary payable to Employee during the period of such Disability.

     3.7 WITHHOLDING. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4.   TERM OF EMPLOYMENT

     Employee's employment pursuant to this Agreement shall commence as of the Effective Date and shall terminate on the earliest to occur of the following (the "DATE OF TERMINATION"):

     4.1 Upon 30 days written notice from Employee;

     4.2 upon the death of Employee;

     4.3 upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a Disability;


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     4.4 upon delivery to Employee of written notice of termination by the
Company For Cause; or

     4.5 upon delivery to Employee of written notice of termination by the Company without cause.

5.   SEVERANCE COMPENSATION

     5.1 If Employee's employment is terminated pursuant to Section 4.5 (by the Company without cause), the Company shall: (a) until the Benefits Termination Date, continue to: (i) pay to Employee salary at the rate in effect on the Date of Termination (ii) pay for Employee's (and her immediate family's) participation in group medical, life, dental, disability and similar plans to the extent permitted by the plan; and (b) pay to Employee any bonuses which shall have accrued as of the Date of Termination.

     5.2 If Employee's employment is terminated for any reason other than pursuant to Section 4.5, the Company shall pay to Employee (or Employee's estate or beneficiary, as the case may be) any unpaid base salary through the Date of Termination and any bonus that shall have accrued as of the Date of Termination. All rights and benefits which Employee or her estate may have under employee benefit plans in which Employee shall be participating at the date of termination of employment shall be determined in accordance with such plans.

     5.3 If Employee's employment is terminated by the Company pursuant to
Section 4.4 (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee any loss or damage which the Company shall suffer as a result of the acts or omissions of Employee giving rise to termination under Section 4.4.

     5.4 Employee acknowledges that the Company has the right to terminate Employee's employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided in this Section 5, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

     5.5 Employee acknowledges that in the event of termination of Employee's employment for any reason, Employee (and Employee's estate, heirs, beneficiaries or others claiming through Employee) shall not be entitled to any severance or other compensation from the Company except as specifically provided in this
Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

6.   CERTAIN COVENANTS OF EMPLOYEE

     6.1 From the date hereof until one year following the Date of Termination:

          (a) Employee will not, directly or indirectly, influence or attempt to influence any customer of the Company Group to reduce or discontinue its purchases of any products or services from the Company Group or to divert such purchases to any Person other than the Company Group.


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          (b) Employee will not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company Group and any of its respective suppliers, principals, distributors, lessors or licensors;

          (c) Employee will not, directly or indirectly, solicit any employee of the Company Group to work for any Person.

          (d) Unless Employee's employment was terminated without cause by the Company pursuant to Section 4.5 (in which event this covenant shall not be applicable), Employee will not, directly or indirectly, whether individually or as a member, officer, director, investor, stockholder, employee or consultant of any Person (other than the Company), or in any other capacity engage anywhere in the world in a business which competes with the business of the Company; PROVIDED, HOWEVER that ownership by Employee of four percent or less of the outstanding capital stock of any Person engaged in any business which competes with any line of business engaged in by the Company, which capital stock is listed on a national securities exchange or actively quoted on the Nasdaq Stock Market (assuming that Employee is not an officer, director or employee of, or a consultant to, such Person or otherwise related in any way to such Person), shall not be deemed a violation by Employee of this Section 6; and PROVIDED FURTHER that Employee may (i) provide exception management consulting services to Persons who are not engaged in any business which is competitive with any of the businesses of the Company Group; and (ii) become an employee of, or provide consulting services to, VISA, Mastercard or similar large credit card association but may not, in such connection, take any action detrimental to the Company Group.

     6.2 REMEDIES. Employee acknowledges and agrees that, in the event of a violation by Employee of the terms and provisions of this Section 6, the remedies at law would not be adequate; and accordingly, in such event, the Company may proceed to protect and enforce its rights under this Section 6 by a suit in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this Section 6 from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to the resulting from the breach.

     6.3 MODIFICATION. If for any reason there should be a determination by a court of competent jurisdiction that the provisions of this Section 6 are too broad or unreasonable (or otherwise objectionable) and therefore unenforceable, the provisions of this Section 6 shall be deemed modified, and fully enforceable as so modified, to the extent that the court would find them to be fair, reasonable and enforceable under the circumstances.

7.   CONFIDENTIALITY

     Employee agrees not to disclose or use at any time (whether during or after Employee's employment with the Company) for Employee's own benefit or purposes or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, PROVIDED that the foregoing shall not apply to information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda,


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books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8.   MISCELLANEOUS

     8.1 NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

                              If to the Company, to:

                              Symposium Corporation
                              410 Park Avenue
                              18th Floor
                              New York, NY  1022
                              Attn: Chairman of the Board

                              If to Employee, to:

                              Employee's address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

     8.2 ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No party to this Agreement has relied on any representations, oral or otherwise, express or implied, other than those contained in this Agreement.

     8.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     8.4 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida. The parties agree that for so long as Employee resides in Florida, the exclusive


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venue and jurisdiction for any dispute arising out of this Agreement shall be the United States District Court for the Middle District of Florida or the circuit court of Hillsborough County, Florida. Each party hereto waives the right to a trial by jury in any dispute in connection with or relating to this Agreement or employee's employment, and agree to take any and all action necessary or appropriate to effect such waiver. In the event of litigation, this Agreement may be filed as written consent to a trial by the Court.

     8.5 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

     8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.7 ATTORNEYS' FEES. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                                    Symposium Corporation


                                    By:  /S/ RONALD ALTBACH
                                         -----------------------------------
                                          Ronald Altbach
                                          Chief Operating Officer


                                    By:  /S/ POLLY A. BAUER
                                         -----------------------------------
                                            Polly A. Bauer


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                                    EXHIBIT A

                                       TO

                              EMPLOYMENT AGREEMENT



                         COMMITTED SPEAKING ENGAGEMENTS



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